Exhibit 10.3

Execution Version

ADMINISTRATIVE SERVICES AGREEMENT

by and between

Bankers Life and Casualty Company
and
Wilton Reassurance Company

Dated as of September 27, 2018

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EXHIBITS AND SCHEDULES

Exhibit A	Services
Exhibit B	Excluded Services
Exhibit C	Privacy and Security Addendum
Exhibit D	Reports

Schedule I	Quarterly Representation Letter
Schedule II	Names and Marks

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This ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”) is made and entered into on September 27, 2018 (the “Closing Date”), by and between Bankers Life and Casualty Company, an Illinois-domiciled insurance company (the “Company”), and Wilton Reassurance Company, a Minnesota-domiciled insurance company (the “Administrator”). For purposes of this Agreement, the Company and the Administrator shall each be deemed a “Party.”
RECITALS
WHEREAS, the Company and the Administrator have entered into that certain Master Transaction Agreement dated as of August 1, 2018, (the “Master Transaction Agreement”); and
WHEREAS, simultaneously with the execution and delivery of this Agreement on the date hereof, the Company and the Administrator have entered into a coinsurance agreement (the “Coinsurance Agreement”) pursuant to which the Company agreed to cede to the Administrator, as reinsurer thereunder, and the Administrator agreed to assume from the Company, certain liabilities associated with the Reinsured Policies; and
WHEREAS, the Company wishes to appoint the Administrator to provide administrative and other services with respect to the Business, and the Administrator desires to provide such administrative services and other services; and
WHEREAS, CNO Services, LLC, an Affiliate of the Company, has entered into a Transition Services Agreement concurrently with this Agreement (the “Transition Services Agreement”); and
WHEREAS, the Master Transaction Agreement provides, among other things, for the Company and the Administrator to enter into this Agreement;
NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Administrator agree as follows:
ARTICLE I.

DEFINITIONS

Section1. 1.Definitions The following terms have the respective meanings set forth below throughout this Agreement:

(a)“Action” has the meaning set forth in the Master Transaction Agreement.

(b)“Additional Consideration” has the meaning set forth in the Coinsurance Agreement.

(c)“Administration Records” means all records related to the Business and the Services maintained, generated or produced by the Administrator or its Subcontractors on and after the Closing Date.

(d)“Administrator” has the meaning set forth in the preamble.

(e)“Administrator Disaster Recovery Plan” means the backup, business continuation and disaster recovery plan of the Administrator as provided to the Company in writing on or prior to the Closing Date, as the same may be modified from time to time on or after the Closing Date with prior written notice to the Company.

(f)“Administrator Indemnified Parties” has the meaning set forth in Section 10.2.

(g)“Affiliate” has the meaning set forth in the Master Transaction Agreement.

(h)“Agreement” has the meaning set forth in the preamble.

(i)“Applicable Law” has the meaning set forth in the Master Transaction Agreement.

(j)“Applicable Privacy Laws” means Applicable Laws relating to privacy, data protection and the collection and use of an individual’s personal information and user information gathered, accessed, collected or used by the Company or any of its Affiliates in the course of the operations of the Business, including any applicable provisions of state insurance privacy laws and state privacy regulations.

(k)“Appointed Actuary” has the meaning set forth in Section 2711.0210 of the Minnesota Insurance Regulations.

(l)“Business” has the meaning set forth in the Master Transaction Agreement.

(m)“Business Day” has the meaning set forth in the Master Transaction Agreement.

(n)“Business Interruption” means any material interruption or interference with the Administrator’s ability to continue to provide the Services, including any material temporary loss of Customer Information or material adverse effect on the

Administrator’s operating environment or telecommunications infrastructure used to provide the Services.

(o)“Closing Date” has the meaning set forth in the preamble.

(p)“Coinsurance Agreement” has the meaning set forth in the recitals.

(q)“Company” has the meaning set forth in the preamble.

(r)“Company Indemnified Parties” has the meaning set forth in Section 10.1.

(s)“Confidential Information” has the meaning set forth in Section 13.12(b).

(t)“Controlling Party” has the meaning set forth in the Coinsurance Agreement.

(u)“Conversion Date” has the meaning set forth in the Coinsurance Agreement.

(v)“Coordinator” has the meaning set forth in Section 2.4.

(w)“Customer Information” means any financial or personal information about a customer of the Business, including such customer’s name, street or mailing address, electronic mail address, telephone or other contact information, employer, social security or tax identification number, date of birth, driver’s license number, state identification card number, financial account, credit or debit card number, health and medical information or photograph or documentation of identity or residency (whether independently disclosed or contained in any disclosed document) and any other information deemed “nonpublic” and protected by any Applicable Privacy Law.

(x)“Deficient Performance Notice” has the meaning set forth in Section 7.2(e).

(y)“Determination” has the meaning set forth in Section 13.7(d)(ii).

(z)“Direct Economic Losses” means out-of-pocket damages, losses, liabilities or expenses, excluding (i) any incidental, indirect or consequential damages, losses, liabilities or expenses, such as harm to reputation and (ii) any lost profits or diminution in value.

(aa)    “Excluded Services” has the meaning set forth in Section 3.1.

(bb)    “Governmental Authority” has the meaning set forth in the Master Transaction Agreement.

(cc)    “Indemnified Party” means an Administrator Indemnified Party or a Company Indemnified Party, as the case may be.

(dd)    “Initial Arbitrator” has the meaning set forth in the Coinsurance Agreement.

(ee)    “Interim Period” has the meaning set forth in the Coinsurance Agreement.

(ff)    “Legally Required Actions” has the meaning set forth in the Coinsurance Agreement.

(gg)    “Licensed Names and Marks” has the meaning set forth in Section 13.14.

(hh)    “Loss” means any and all damages, losses, liabilities, obligations, costs and expenses (including reasonable attorneys’ fees and expenses) other than amounts constituting consequential, indirect, special or punitive damages, including loss of future revenue, income or profits, or any diminution of value or multiple of earnings damages relating to the breach or alleged breach of this Agreement (except to the extent awarded and paid to a third party in connection with a Third Party Claim); provided, that Losses may include damages for (or calculated on the basis of) lost profits or diminution of value to the extent that they (a) are within the reasonable contemplation of the Parties, (b) are the direct and reasonably foreseeable consequence of the breach or alleged breach giving rise to the claim on which such Losses are based and (c) can be proven with reasonable certainty.

(ii)    “Master Transaction Agreement” has the meaning set forth in the recitals.

(jj)    “Non-Public Personal Information” has the meaning set forth in Section 13.12(c).

(kk)    “Party” has the meaning set forth in the preamble.

(ll)    “Person” has the meaning set forth in the Master Transaction Agreement.

(mm)    “Personnel” means, with respect to any Party, (a) the employees, officers and directors of such Party or its Affiliates or (b) agents, accountants, actuaries, attorneys, independent contractors and other third parties engaged by such Party or its Affiliates.

(nn)    “Premium” has the meaning set forth in the Coinsurance Agreement.

(oo)    “Producers” has the meaning set forth in the Coinsurance Agreement.

(pp)    “Recapture Date” has the meaning set forth in the Coinsurance Agreement.

(qq)    “Reinsured Policies” has the meaning set forth in the Coinsurance Agreement.

(rr)    “Representative” has the meaning set forth in the Master Transaction Agreement.

(ss)    “Resolution Period” has the meaning set forth in Section 7.2(e).

(tt)    “Services” has the meaning set forth in Section 2.1(a).

(uu)    “SOC Report” has the meaning set forth in Section 5.1(a).

(vv)    “Special Projects” has the meaning set forth in Section 4.2.

(ww)    “Specified Actions” has the meaning set forth in the Coinsurance Agreement.

(xx)    “Subcontractor” has the meaning set forth in Section 13.15.

(yy)    “Third Party Administrator” has the meaning set forth in the Coinsurance Agreement.

(zz)    “Transaction Agreements” has the meaning set forth in the Master Transaction Agreement.

(aaa)    “Transition Services Agreement” has the meaning set forth in the recitals.

(bbb)    “Trust Agreement” has the meaning set forth in the Coinsurance Agreement.

ARTICLE II.

APPOINTMENT; NOTIFICATION OF INTERESTED PARTIES

Section 2.1.    Appointment.

(a)The Company hereby appoints the Administrator as of the Closing Date, as its agent to provide, all necessary and appropriate administrative and related services with respect to the Business (other than, at any particular time, any services being provided pursuant to the Transition Services Agreement and other than any Excluded Services and Special Projects) (collectively, the “Services”), in accordance with Sections 3.1 and 3.2 and all on the terms and subject to the limitations and conditions set forth herein, and the Administrator hereby accepts such appointment and shall perform such Services at and following the Closing Date on behalf of and in the name of the Company when necessary or appropriate. At all times during the term of this Agreement, the Administrator shall hold, possess and maintain, either directly, through its Affiliates or through the appointment of Subcontractors, any and all material licenses, franchises, permits, privileges, immunities, approvals and authorizations from any Governmental Authority that are necessary for the provision by the Administrator of the Services with respect to the Business. For purposes of this Agreement, the intention of the Parties is that the Administrator shall perform all Services in such a manner as to minimize, to the maximum extent reasonably practicable in the context of the particular Service, the involvement of the Company and its Affiliates in the Services, subject to (i) the obligations of the Company set forth in Article X of the Coinsurance Agreement and (ii) services to be provided under the terms of or as respects, as the case may be, the Transition Services Agreement, Legally Required Actions, Specified Actions and Excluded Services. Without limiting any of the rights of the Company or its Affiliates under this Agreement or any other Transaction Agreement, without the prior written consent of the Administrator (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not knowingly take any actions that would reasonably be expected to have a material adverse effect on the Reinsured Policies, other than (i) as required by Applicable Law, (ii) subject to the rights of the Controlling Party set forth in Section 10.2 of the Coinsurance Agreement, the Company’s performance of the Legally Required Actions and (iii) the Company’s performance of the Excluded Services and its other obligations under this Agreement and the other Transaction Agreements.

(b)Notwithstanding the foregoing in this Article II, or any other provision of this Agreement to the contrary, the Parties hereby agree that the Administrator will have no obligation to provide any particular Service to the extent that such Service is to be provided by the Company pursuant to the Transition Services Agreement prior to the Conversion Date unless and until the Administrator explicitly terminates the Transition Services Agreement with respect to any such Service or the provision of such Service terminates in accordance with the provisions of the Transition Services Agreement.

Section 2.2.    Power of Attorney. Subject to the terms and conditions herein, the Company hereby appoints and names the Administrator, acting through its Affiliates and permitted Subcontractors and its and their authorized officers and employees, as the Company’s lawful attorney-in-fact, from and after the Closing Date for so long as the Administrator is authorized to perform the Services and solely to the extent reasonably necessary to provide the Services (a) to do any and all lawful acts that the Company might have done with respect to the Business, and (b) to proceed by all lawful means (i) to perform any and all of the Company’s obligations with respect to the Business, (ii) to defend (in the name of the Company, when necessary) against any liability arising with respect to the Business, (iii) to defend (in the name of the Company, when necessary) any Action arising from or relating to the Business, (iv) to collect any and all sums due or payable to the Company in respect of the Business and to make any payments due or payable by the Company in respect of the Business, (v) to sign (in the Company’s name, when necessary) vouchers, receipts, releases and other papers in connection with any of the foregoing matters, (vi) to enforce the rights of the Company under, and to take actions reasonably necessary to maintain the Reinsured Policies, and, to the extent they relate to the Reinsured Policies, servicing agreements in compliance with Applicable Law and (vii) to do everything lawful in connection with the satisfaction of the Administrator’s obligations and the exercise of its rights under this Agreement. Notwithstanding the foregoing, the Administrator agrees to exercise any power of attorney granted herein or separately in relation to providing Services only in accordance with the terms of this Agreement.

Section 2.3.    Notification of Interested Parties. Pursuant to the Transition Services Agreement, the Company shall send to (a) the contract owners of the Reinsured Policies and (b) any applicable service providers, Producers or other counterparties, in each case of (a) and (b) if required by Applicable Law, any Transaction Agreement, or Reinsured Policy, a written notice prepared by the Administrator and reasonably acceptable to the Company, advising that the Administrator has been appointed by the Company to provide the Services. The Administrator shall bear the costs and expenses associated with sending such written notices.

Section 2.4.    Coordinators. As of the Conversion Date, each Party shall appoint and provide written notice to the other Party pursuant to Section 13.2, of the name, title and contact information for an individual who shall be a current officer or employee of such Party or an Affiliate thereof and shall serve as such Party’s primary contact with respect to issues that may arise out of the scope or performance of this Agreement (each, a “Coordinator”). The Parties may replace their respective Coordinator by giving notice pursuant to Section 13.2 to the other Party stating the name, title and contact information for the new Coordinator. Each Coordinator will have primary responsibility on behalf of its respective Party, to communicate and coordinate with the other Coordinator with respect to this Agreement. The Coordinators shall meet, either in person or telephonically, from time to time as necessary or appropriate to discuss open issues related to this Agreement and performance hereunder.

Section 2.5.    Management of the Business. Subject to the terms of the Transition Services Agreement, the Business will be managed by the Administrator in good faith on a cooperative basis. The Parties will hold periodic discussions involving Representatives of each of the Parties to address material managerial decisions concerning the Business and related matters, including, without limitation, transition and conversion matters, Reinsured Policy administration and services generally, claims, operations, legal, compliance and regulatory matters, technology, infrastructure and information access, including, without limitation, security matters and record retention matters, policyholder communications and any other matters or concerns suggested by either Coordinator as material to the performance of the Business or the performance of the Services.

ARTICLE III.

SERVICES PROVIDED BY ADMINISTRATOR

Section 3.1.    Services. During the term of this Agreement, the Services to be provided, directly or indirectly, by the Administrator hereunder shall include all administrative and related services that are necessary or appropriate for the administration of the Business in accordance with the requirements of Section 3.2, including all administrative and related services currently provided by the Company or its Affiliates and service providers with respect to the Reinsured Policies and any other administrative services that are reasonably necessary or appropriate under Applicable Law, the terms of the Reinsured Policies or otherwise in connection with the administration of the Business, other than the Excluded Services or the Legally Required Actions. Without limiting the generality of the foregoing, the Services to be provided by the Administrator hereunder shall include the Services set forth in Exhibit A hereto. Notwithstanding the foregoing, or any other provision of this Agreement to the contrary, the Parties hereby agree that the Services hereunder shall in no event include the services set forth in Exhibit B hereto (the “Excluded Services”).

Section 3.2.    Standards and Licenses.

(a)In accordance with the terms of this Agreement, the Administrator shall perform the Services (i) with the skill, diligence and expertise that would reasonably be expected from experienced and qualified personnel performing such duties in like circumstances, (ii) in accordance with (A) the terms and conditions of the Reinsured Policies and (B) all Applicable Laws and (iii) subject to the foregoing, with substantially the same priority as it accords its own operations with respect to similar business for its own account, to the extent applicable.

(b)Subject to the Transition Services Agreement, for the duration of this Agreement, the Administrator hereby covenants that it shall, at its sole cost and expense, employ and retain staff or retain an Affiliate or a Subcontractor with staff with the requisite experience, skill and expertise to perform the Services it is obligated to perform hereunder, in a manner consistent with the standards set forth in Section 3.2(a) and using the Administrator’s, Affiliate’s or Subcontractor’s facilities, systems and equipment. Without limiting the generality of the foregoing, subject to the Transition Services Agreement, Administrator shall maintain, from the Closing Date and thereafter during the term of this Agreement, directly or indirectly through a Subcontractor or an Affiliate, sufficient expertise, trained personnel, resources, systems, controls and procedures

(financial, legal, accounting, administrative or otherwise) as may be necessary or appropriate to discharge its obligations under the terms of this Agreement.

Section 3.3.Decision Authority. Notwithstanding anything in this Agreement to the contrary, the Company shall have the right, but not the obligation, to direct the Administrator to take any reasonable action or to refrain from taking any action in connection with the performance of the Services hereunder, in each case, to the extent necessary to comply with Applicable Law, but without prejudice to the Administrator’s right to assert a bona fide dispute as to the legal premise underlying such direction.

ARTICLE IV.

FEES FOR SERVICES; EXPENSE REIMBURSEMENTS

Section 4.1.    Fees for Services.

(a)In consideration for the promises made by the Company and its Affiliates under this Agreement and the other Transaction Agreements, the Administrator shall provide the Services pursuant to this Agreement at its sole cost and expense (including payment of all necessary fees to any third parties), and shall not receive any separate fee from the Company for the provision of the Services, other than as set forth in Section 4.1(b) or Section 4.2.

(b)The Company shall reimburse the Administrator for all reasonable and documented out-of-pocket expenses incurred by the Administrator in connection with providing Services that become necessary as a result of a change in Applicable Law, interpretation of Applicable Law or other requirement of a Governmental Authority that (i) occurs after the Closing Date other than as a result of any act, error or omission by the Administrator and (ii) apply specifically to the Ceding Company and do not apply to other life insurance or long term care companies that issue long term care policies.

Section 4.2.    Special Projects. From time to time the Company may request changes to the Services rendered by the Administrator hereunder (i) other than consistent with the requirements of Applicable Law, to expand the scope of reporting capabilities beyond the reports contemplated by the Services set forth in Section 5.1, Exhibit A and Exhibit D, (ii) to provide additional services or support, or services or support at levels not required under Sections 3.1 and 3.2, respectively, or (iii) to support special or unusual circumstances specific to the Company arising subsequent to the Closing Date or attributable to actions taken by, or changes involving, the Company in connection with a reorganization or other corporate transaction (the “Special Projects”). The Company acknowledges that unless and until the Administrator has agreed in writing, it will have no obligation to provide services for any Special Projects and that Special Projects may require fees charged by the Administrator at a mutually agreed upon rate, including fees charged to the Administrator by its Third Party Administrators. If agreed to by the Administrator to perform the Special Projects, such Special Projects shall be deemed as part of the Services and subject to the standards and requirements set forth in this Agreement with respect to the provision of such services or standards as may be mutually agreed by the parties hereto in connection with such Special Project. Any portion of the fee due for Special Projects that is unpaid after the fifth (5th) day of the calendar month in which such fee is due shall bear an overdue interest charge calculated at a rate per annum equal to the prime rate (as most recently published in the Wall Street Journal).

Section 4.3.    Expense Reimbursements. Within ten (10) Business Days following the end of each calendar month during the term of this Agreement, the Administrator shall pay to the Company the expense reimbursements set forth in Section 3.15 of the Coinsurance Agreement with respect to Premium received during such calendar month in immediately available funds to an account designated by the Company.

ARTICLE V.

SOC REPORTS; OTHER REPORTS; BOOKS AND RECORDS; REMITTANCES

Section 5.1.    SOC Reports.

(a)As soon as reasonably practicable following receipt, the Administrator shall furnish the Company with all reports that the Administrator receives from its Subcontractors (for as long as this Agreement is in effect), whether in computerized or paper form, in accordance with Statements on Standards for Attestation Engagements No. 16 and AICPA Professional Standards AT Section 101, as amended by SSAE No. 18 Attestation Standards: Clarification and Recodification, as applicable and / or as they may be amended from time to time, covering such Subcontractor’s business operations, account reconciliation practices, information technology applications and information technology architecture as they relate to this Agreement (each, a “SOC Report”). The Administrator anticipates that it will receive annual SOC Reports from its Subcontractors and that such SOC Reports will be prepared by one of the nationally-recognized accounting firms, and the Administrator shall use it commercially reasonable efforts to enforce any rights the Administrator has to receive any such SOC Reports from its Subcontractors. The Administrator shall use its commercially reasonable efforts, or shall cause its applicable Subcontractors to use their respective commercially reasonable efforts, to remedy as promptly as reasonably practicable any significant deficiencies, material weaknesses or material omissions in internal controls that relate to the Services provided under this Agreement, each at the Administrator’s or its Subcontractor’s expense, as the case may be. Further, commencing on the date hereof and for as long as this Agreement is in effect, within thirty (30) days after the end of each calendar quarter, the Administrator shall deliver to the Company a completed quarterly management representation letter signed by the authorized officers of the Administrator specified in Schedule I to the Company’s Chief Accounting Officer in the form attached as Schedule I, on accounting, reporting, internal controls and disclosure issues that relate to the Services provided under this Agreement in support of the management representation letter to be issued by the Company to its independent accountants.

(b)During the term of this Agreement, upon any reasonable request from the Company or its Representatives, subject to compliance with Applicable Law relating to the exchange of information and to the confidentiality requirements under Section 13.12, the Administrator shall (i) provide, or cause its Subcontractors to provide, to the Company and its Representatives reasonable on-site and desk access during normal business hours to review the books and records (including any such materials developed on or after the Closing Date) under the control of the Administrator or a Subcontractor pertaining to the Business and the Services to be provided under this Agreement and the reinsurance to be provided under the Coinsurance Agreement; provided that such access shall not unreasonably interfere with the conduct of the business of the Administrator or the Subcontractor, and (ii) permit, or cause its Subcontractors to permit, the Company and its Representatives to make copies of such records, in each case at no cost to the Administrator. Access provided to the Company or its Representatives pursuant to this Section 5.1 shall be provided by the Administrator upon five (5) Business Days advance written notice or as otherwise reasonably requested by the Company. The Parties agree and acknowledge that reasonable access includes facilitating audits by the Company or its Representatives to comply with Applicable Laws relating to the Business.

Section 5.2.    Books and Records.

(a)Subject to the Transition Services Agreement, as of and following the Closing Date, the Administrator shall maintain accurate and complete books and records of all transactions pertaining to the Business and all data used by the Administrator in the performance of Services required under this Agreement, including claims filed in respect of the Reinsured Policies and any documents relating thereto, any communications with any Governmental Authority, complaint logs, billing and collection files, files containing actuarial data and all other data used by the Administrator in the performance of the Services. All such books and records shall be maintained by or on behalf of the Administrator (i) in accordance with any and all Applicable Laws, and (ii) in a format accessible by the Company. Without limiting the foregoing, the Administration Records with respect to each Reinsured Policy must be maintained for at least the seven-year period following the termination of such Reinsured Policy (or such longer period as would comply with the records retention policies of the Administrator then in effect with regards to its own business). All original books and records with respect of the Business shall remain the property of the Company and shall not be destroyed without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Administrator shall continue to have custody of such books and records for so long as is required for the Administrator to carry out its duties under this Agreement.

(b)The Administrator shall maintain facilities and procedures that are in accordance with Applicable Law and commercially reasonable standards of insurance recordkeeping for safekeeping the books and records maintained by the Administrator or its Affiliates that pertain to the Business in accordance with Section 3.2. The Administrator shall back up all of its computer files relating to the Business or otherwise used in the performance of the Services under this Agreement on a daily basis and shall maintain back-up files in an off-site location.

(c)The Administrator shall cooperate with any Governmental Authority having jurisdiction over the Company in providing access to the books and records referenced in this Section 5.2. As between the Administrator and the Company, the Company shall bear the expenses of any such access to the extent the access is requested in connection with an audit or other inquiry of the Company generally and not with respect to the Business.

Section 5.3.    Remittances. If either the Company or the Administrator or any of their respective Affiliates receives any remittance or other payment that it is not entitled to under the terms of this Agreement or any other Transaction Agreement, such Company, Administrator or Affiliate shall hold such remittance or other payment in trust for the benefit of the Party, as the case may be, that is entitled to such funds. Upon becoming aware that the other Party is entitled to such remittance or other payments, the Company or the Administrator, as applicable, shall endorse any such remittance to the order of the proper Party.

ARTICLE VI.

INABILITY TO PERFORM SERVICES; ERRORS

Section 6.1.    Inability to Perform Services. In the event that the Administrator is unable to perform, or cause to be performed, all or a material portion of the Services for any reason for a period that could reasonably be expected to exceed twenty (20) Business Days or such shorter period as may be required by Applicable Law, the Administrator shall as promptly as reasonably practicable provide notice to the Company of its inability to perform the applicable Services and the Parties shall cooperate in good faith to determine how to provide or otherwise obtain an alternative means of providing such Services. The Administrator shall be responsible for all fees, costs and expenses incurred in order to obtain such alternative means of providing the applicable Services and in order to restore such Services.

Section 6.2.    Errors. The Administrator shall, at its own expense, correct any material errors in the Services caused by it as promptly and as reasonably practicable following notice of such errors from the Company or any other Person or upon discovery thereof by the Administrator.

ARTICLE VII.

DURATION; TERMINATION

Section 7.1.    Duration. This Agreement shall become effective as of the Closing Date and shall continue until the earlier of (a) the date on which the Coinsurance Agreement is terminated or recaptured in accordance with the terms thereof and (b) the date on which this Agreement is terminated in accordance with Section 7.2(a) and Section 7.2(d).

Section 7.2.    Termination.

(a)This Agreement may be terminated at any time upon the mutual written consent of the Parties hereto, which written consent shall state the effective date and relevant terms of termination.

(b)In the event that the Administrator has been placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations, that is not dismissed or terminated within sixty (60) days of the commencement thereof, the Company shall have the option, but shall not be required, to deliver notice of termination of this Agreement effective as of the Recapture Date.

(c)If for any reason performance by the Administrator becomes impossible as respects all or substantially all of the Services for a period of twenty (20) consecutive Business Days and (i) the Administrator fails prior to the end of such twenty (20) Business Day period to (A) provide to the Ceding Company a credible plan for the prompt resumption of such performance and (B) commence implementation of such plan and (ii) working in good faith and using their respective commercially reasonable efforts, the Parties are unable to together determine an agreeable alternative means of promptly resuming performance of all or substantially all of the Services, the Company shall have the option, but shall not be required, to deliver notice of termination of this Agreement effective as of the Recapture Date.

(d)This Agreement shall be automatically, immediately terminated upon the Company’s recapture of the Coinsurance Agreement pursuant to Article VII of the Coinsurance Agreement.

(e)In the event that the Administrator (i) has exhibited a pattern and practice of materially deficient performance of its obligations set forth in this Agreement determined by reference to the Business as a whole and not by reference to a specific Service and such pattern and practice of materially deficient performance has caused the Company to incur, or would reasonably be expected to cause the Company to incur, a material Loss or material adverse reputational harm (whether as regards to policyholders of the Company, applicable Governmental Authorities, rating agencies or otherwise) and (ii) has failed to provide a solution to return to compliance with respect to the performance of such obligations reasonably acceptable to the Company within thirty (30) days (the “Resolution Period”) following written notice (the “Deficient Performance Notice”) from the Company specifying in reasonable detail under the circumstances (A) the nature of the deficient performance, (B) the nature of such Loss or material adverse reputational harm (whether as regards to policyholders of the Company, applicable Governmental Authorities, rating agencies or otherwise) and (C) the Company’s good faith estimate of such Loss, the Company shall have the option, but shall not be required, to terminate this Agreement effective within thirty (30) days following the end of the related Resolution Period; provided that, notwithstanding anything to the contrary in this Agreement, including Article X and Section 13.7, either Party shall be entitled to submit any dispute as to whether the deficient performance specified in such notice has occurred or has caused the Company to incur or would reasonably be expected to cause the Company to incur a material Loss or material adverse reputational harm (whether as regards to policyholders, applicable Governmental Authorities or otherwise) or whether the Administrator has returned to compliance with respect to such deficient performance to arbitration as set forth in Section 13.7(d); provided further that the Administrator must notify the Company in writing that it is exercising its right to submit such dispute to arbitration pursuant to Section 13.7(d) within thirty (30) days following receipt of such a Deficient Performance Notice.

(f)Upon delivery of notice of termination of this Agreement pursuant to Section 7.2(b), 7.2(c) or 7.2(e), the Company shall recapture all, and not less than all, of the reinsurance ceded under the Coinsurance Agreement pursuant to Section 7.3 of the Coinsurance Agreement.

(g)In lieu of delivery of a notice of termination pursuant to Section 7.2(e) with respect to a Deficient Performance Notice, the Company shall be entitled, within thirty (30) days after the end of the related Resolution Period, to direct the Administrator to replace the Administrator’s then-current Third Party Administrator with a replacement Third Party Administrator selected by the Administrator with the approval of the Company, such approval not to be unreasonably withheld, delayed or conditioned. The

Administrator shall use its commercially reasonable efforts to effect the transition to such replacement Third Party Administrator as soon as reasonably practical, but in any event shall use its commercially reasonable efforts to effect such transaction within thirty-six (36) months following the receipt of such notice. The Administrator shall bear the costs and expenses associated with the transition of the administration of the Business to the replacement Third Party Administrator designated by the Administrator.

(h)Upon termination of this Agreement (other than a termination resulting from the termination of all liabilities of the Company under all Reinsured Policies in accordance with their respective terms), (i) the Administrator shall cooperate fully in the prompt transfer of the applicable Services and any books and records and other materials maintained by the Administrator related to such Services (or where required by Applicable Law, copies thereof) to the Company or the Company’s designee, and (ii) shall use its commercially reasonable efforts to provide the Company or a replacement servicer designated by the Company with a license to, or seek to obtain consents of third parties for the use of, software and systems used by the Administrator in performing the Services as reasonably necessary to permit the Company or such replacement servicer to perform the Services for a reasonable period following such termination, such that the Company or such replacement servicer shall be able to perform the applicable Services without interruption following termination of this Agreement.

Section 7.3.    Survival. Notwithstanding the other provisions of this Article VII, Articles I and X, Sections 13.7 and 13.12 and Exhibit C shall remain in full force and effect after the termination of this Agreement.
ARTICLE VIII.

PRIVACY AND DATA SECURITY; OFAC; INFORMATION SECURITY

Section 8.1.    Privacy and Data Security. In providing the Services, and in connection with maintaining, administering, handling and transferring the data of the policyholders, contractholders and other recipients of benefits under the Reinsured Policies, the Administrator shall, and shall cause its Affiliates and any Subcontractors to, comply with privacy, confidentiality and data security obligations applicable to them pursuant to Applicable Laws and the provisions of the Privacy and Security Addendum in the form attached as Exhibit C hereto, which the Parties shall execute concurrent with the execution of this Agreement.

Section 8.2.    OFAC Compliance. The Administrator shall not process any premium payment or pay any claim with respect to the Reinsured Policies if such actions are prohibited under any Applicable Law, including regulations promulgated by the Office of Foreign Assets Control of the U.S. Treasury Department implementing U.S. economic and trade sanctions against targeted foreign countries, terrorists, international narcotics traffickers, and those engaged in the proliferation of weapons of mass destruction.

Section 8.3.    Information Security. In providing the Services, the Administrator shall, and shall cause its Affiliates and any Subcontractors to, comply with all information security obligations applicable to them pursuant to Applicable Laws and the provisions of the Privacy and Security Addendum in the form attached as Exhibit C hereto, which the Parties shall execute concurrent with the execution of this Agreement.

ARTICLE IX.

DISASTER RECOVERY

Section 9.1.    Disaster Recovery. For as long as Services are provided hereunder, at no cost to the Company, the Administrator shall, and shall cause its Affiliates to, maintain the Administrator Disaster Recovery Plan in accordance with industry standards and adhere to the Administrator Disaster Recovery Plan. As part of the Services, the Administrator shall, as promptly as reasonably practicable and consistent with the obligations set forth in this Agreement, implement the Administrator Disaster Recovery Plan in the event of a Business Interruption.

ARTICLE X.

INDEMNIFICATION; REMEDIES

Section 10.1.    Indemnification by the Administrator. The Administrator shall indemnify and hold harmless the Company and its respective Affiliates and each of their respective Representatives (collectively, the “Company Indemnified Parties”) from and against (a) any and all Losses incurred by the Company Indemnified Parties to the extent arising from any actual or alleged: (i) willful misconduct, fraud, theft or embezzlement by directors, officers, employees, agents, Subcontractors (excluding the Company, CNO Services, LLC and any of their Representatives or subcontractors during the Interim Period), successors or assigns of the Administrator during the term of this Agreement; (ii) breach, either intentional or unintentional, of the Administrator of the covenants and agreements of the Administrator in this Agreement; or (iii) failure of the Administrator to comply with Applicable Laws during the term of this Agreement and (b) any and all Direct Economic Losses incurred by the Company Indemnified Parties to the extent arising from any Security Breach that is not caused by an act or omission of the Company or any of its Representatives (excluding any act of the Company, CNO Services, LLC or any of their Representatives or subcontractors during the Interim Period); provided, in each case, that the Administrator shall have no obligation to indemnify any Company Indemnified Parties to the extent such Loss resulted from (x) a breach by the Company of the covenants and agreements of the Company contained in this Agreement, or (y) the failure, either intentional or unintentional, of the Company to properly perform the services or take the actions required by the Transition Services Agreement.

Section 10.2.    Indemnification by the Company. The Company shall indemnify and hold harmless the Administrator and its Affiliates and their respective Representatives (collectively, the “Administrator Indemnified Parties”) from and against (a) any and all Losses incurred by the Administrator Indemnified Parties to the extent arising from any actual or alleged: (i) willful misconduct, fraud, theft or embezzlement by directors, officers, employees, agents, successors or assigns of the Company during the term of this Agreement; (ii) breach, either intentional or unintentional, of the Company of the covenants and agreements of the Company in this Agreement or (iii) failure of the Company to comply with Applicable Laws during the term of this Agreement and (b) any and all Direct Economic Losses incurred by the Administrator Indemnified Parties to the extent arising from any Security Breach that is caused by an act or omission of the Company or any of its Representatives (excluding any act of the Administrator or any of its Representatives or subcontractors following the Interim Period); provided, in each case, that the Company shall have no obligation to indemnify any Administrator Indemnified Parties to the extent such Loss resulted from a breach by the Administrator of the covenants and agreements of the Administrator contained in this Agreement.

Section 10.3.    Applicability of Master Transaction Agreement. The procedures set forth in Sections 8.05, 8.06 and 8.08 of the Master Transaction Agreement shall apply to Losses indemnified under this Article X.

Section 10.4.    No Duplication. Any payment arising under this Article X shall be made by wire transfer of immediately available funds to such account or accounts as the receiving Party shall designate to the paying Party in writing. To the extent that a receiving Party has received payment in respect of a Loss pursuant to the provisions of any other Transaction Agreement, such Party shall not be entitled to a duplicate indemnification for such Loss under this Agreement. In no event shall any Party (a) be entitled to duplicate Losses under this Agreement and any other Transaction Agreement attributable to the same underlying event giving rise to such Loss, or (b) initiate simultaneous proceedings under two or more Transaction Agreements seeking recovery for the same Loss. The Parties hereto acknowledge and agree that a claim for indemnification pursuant to this Article X will be an Indemnified Party’s sole and exclusive remedy as to any monetary damages with respect to any breach or non-fulfillment of any covenant or agreement or any other matters under this Article X, regardless of whether such claim arises in contract, tort, breach of warranty or any other legal or equitable theory, and will be limited to the rights contained in this Article X. For the avoidance of doubt, nothing in this Agreement shall limit any Party’s right to seek an injunction, specific performance or other equitable remedies to enforce its rights under this Agreement.

Section 10.5.    Mitigation. Each indemnified Party shall use commercially reasonable efforts to mitigate any Losses for which such indemnified Party seeks indemnification under this Agreement; provided that the cost and expense of such mitigation shall constitute Losses hereunder.

Section 10.6.    Relationship with Coinsurance Agreement. Nothing contained in this Article X is intended to amend or supersede any provision of the Coinsurance Agreement.

ARTICLE XI.

INSURANCE COVERAGE

Section 11.1.Coverage. Without limiting the Administrator’s undertaking to indemnify and hold the Company harmless as set forth herein, the Administrator shall maintain insurance with at least the following coverages and terms:

(a)Fidelity and Theft Coverage. For as long as this Agreement is in effect, the Administrator shall carry fidelity and theft insurance with an insurer or insurers with policy holder ratings of at least “A” and financial ratings of at least “VIII” in the then-latest edition of Best’s Insurance Guide in effect as of the Closing Date and each subsequent date of insurance renewal. Such insurance shall cover the theft, loss or disappearance of any funds collected by the Administrator on the Company’s behalf and shall provide:

(i)	At least three and a half million dollars ($3,500,000) coverage per occurrence; and

(ii)	A deductible not to exceed one hundred thousand dollars ($100,000).

(b)Cyber Coverage. For as long as this Agreement is in effect, the Administrator shall carry cyber insurance with an insurer or insurers with policy holder ratings of at least “A” and financial ratings of at least “VIII” in the then-latest edition of Best’s Insurance Guide in effect as of the Closing Date and each subsequent date of insurance renewal. Such insurance shall provide:

(i)	At least five million dollars ($5,000,000) coverage per claim, or the amount required by any applicable Governmental Authority, if higher;

(ii)	an annual aggregate of at least five million dollars ($5,000,000), and

(iii)	a deductible not to exceed one million dollars ($1,000,000).

(c)For the duration of this Agreement, the Administrator shall carry commercial general liability insurance with an insurer or insurers with policy holder ratings of at least “A” and financial ratings of at least “VIII” in the then-latest edition of Best’s Insurance Guide in effect as of the Closing Date and each subsequent date of insurance renewal. Such insurance shall include but not be limited to blanket contractual liability coverage, advertising injury, products and completed operations, premises-operations, and independent contractors coverage, for bodily injury including death, personal injury and property damage, and such insurance shall provide:

(i)	at least one million dollars ($1,000,000) coverage per occurrence for bodily injury or death, and

(ii)	at least one million dollars ($1,000,000) coverage per occurrence for property damage, and

(iii)	at least one million dollars ($1,000,000) coverage combined aggregate, and

(iv)	no deductible.

(d)For the duration of this Agreement, the Administrator shall carry workers compensation insurance with statutory limits covering the Administrator’s workforce, affording protection in any state in which the Administrator’s workforce may operate, including employer’s liability insurance with $1,000,000 limits of liability, an alternate employer’s endorsement to workers compensation policy, and a waiver of subrogation against Company endorsement.

Section 11.2.Certificates. The Administrator shall provide the Company with a copy of the insurance policies noted in Section 11.1 above, and a written certification that such coverage is in force on the Effective Date and upon subsequent requests by the Company, such requests not to exceed one time in any consecutive twelve (12) month period.

Section 11.3.Remedies. The Parties do not intend to shift all risk of loss to insurance. In no event shall the naming of the Company as a joint loss payee or additional insured limit the Administrator’s liability to the Company to available insurance coverage or to the policy limits specified in this Article XI, nor shall it limit the Company’s rights to exercise any remedies available under contract, at law or in equity.

ARTICLE XII.

COOPERATION; REGULATORY MATTERS

Section 12.1.    Cooperation. The Parties hereto shall cooperate in order that the duties assumed by the Administrator hereunder will be effectively, efficiently and promptly discharged, and will not take any actions designed to frustrate the intent of the transactions contemplated by this Agreement or any other Transaction Agreement. In accordance with the foregoing, each Party shall, at all reasonable times under the circumstances, make available to the other Party properly authorized Personnel for the purpose of consultation and decision. The Parties agree and acknowledge that where access to such Personnel is requested by a Party in connection with an examination or complaint initiated by a Governmental Authority or a customer complaint, the responding Party shall make available such Personnel within two (2) Business Days of such request if necessary in order for the requesting Party to timely respond to the Governmental Authority or customer complaint. Each Party shall bear its respective cost and expense of providing the cooperation specified in this Section 11.1.

Section 12.2.    Compliance of the Reinsured Policies. The Company and Administrator agree to use commercially reasonable efforts to cooperate fully with each other and any Governmental Authorities in maintaining the Reinsured Policies in compliance in all material respects with Applicable Law. If the Administrator or the Company determines, whether as a result of new or revised Applicable Law, examinations, audits or otherwise, that any of the Reinsured Policies are not in compliance with Applicable Law, such Party shall so notify the other Party and the Administrator shall, in consultation with the Company, take whatever action is reasonably necessary to bring such Reinsured Policies into compliance with Applicable Law. The Administrator shall prepare any necessary amendments to such Reinsured Policies and obtain the Company’s approval of such amendments (such approval not to be unreasonably withheld, conditioned or delayed). The Administrator shall submit any necessary filings for the purpose of obtaining Governmental Authority approval for such amendments to the Reinsured Policies. The same processes shall also be utilized if both parties agree that for reasons other than compliance with Applicable Law, modifications to the Reinsured Policies are necessary.

ARTICLE XIII.

GENERAL PROVISIONS

Section 13.1.    Expenses. Except as otherwise provided herein or in the other Transaction Agreements, each of the Parties shall bear their respective direct and indirect fees, costs and expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of their respective Representatives.

Section 13.2.    Notices. All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following respective addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 13.2):

(a)	If to the Administrator:

Wilton Reassurance Company
20 Glover Avenue 4th Floor Norwalk, CT 06850
Attention: Chief Executive Officer
Facsimile: 203-762-4411
Email address: mfleitz@wiltonre.com
With a concurrent copy to: Wilton Reassurance Company 20 Glover Avenue 4th Floor Norwalk, CT 06850 Attention: General Counsel Facsimile: 203-762-4431 Email address: msarlitto@wiltonre.com

With a concurrent copies (which shall not constitute notice) to:

Wilton Reassurance Company
20 Glover Avenue, 4th Floor
Norwalk, Connecticut 06850
Attention: Vice President, Associate General Counsel, Transactions
Facsimile: 203 762 4431
Email address: sdoran@wiltonre.com

Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022
Attention: Marilyn A. Lion
Facsimile: 212-521-7108
Email address: malion@debevoise.com

(b)	If to the Company:

Bankers Life and Casualty Company 111 E. Wacker Drive, Suite 2100 Chicago, IL 60601 Attention: General Counsel Facsimile: 317 817 2826 Email address: matt.zimpfer@cnoinc.com

With a concurrent copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: John M. Schwolsky Donald B. Henderson, Jr.
Facsimile: 212 728 9232 212 728 9262
Email address: jschwolsky@willkie.com dhenderson@willkie.com
Any Party may, by notice given in accordance with this Section 13.2 to the other Parties, designate another address or person for receipt of notices hereunder, provided that notice of such a change shall be effective upon receipt.
Section 13.3.    Entire Agreement. This Agreement, together with the Exhibits and Schedules referred to herein, the Master Transaction Agreement, the Coinsurance Agreement, the Trust Agreement, the Transition Services Agreement and the other Transaction Agreements delivered pursuant hereto and thereto constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof. For the avoidance of doubt, the obligations of the Administrator hereunder are in furtherance of its role as reinsurer under the Coinsurance Agreement.

Section 13.4.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Applicable Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 13.5.    Assignment. Except as provided in Section 13.15, this Agreement may not be assigned, in whole or in part, by operation of law or otherwise without the prior written consent of the Parties. Any attempted assignment in violation of this Section 13.5 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their successors and permitted assigns.

Section 13.6.    Waivers and Amendments. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by the Parties. No provision of this Agreement may be waived except by a written instrument signed by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 13.7.    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial; Arbitration.

(a)THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO SUCH STATE’S PRINCIPLES OF CONFLICT OF LAW THAT COULD COMPEL THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)Subject to the Parties’ agreement and obligation to arbitrate certain matters pursuant to Section 13.7(d), each Party irrevocably and unconditionally submits to the exclusive jurisdiction of any federal court located in New York County in the State of New York, over any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby; provided, however, that, if said court determines that it does not have subject matter jurisdiction, then said action, suit or proceeding may be brought in the Supreme Court of the State of New York for New York County. Each Party agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such Party shall be effective service of process for any action, suit or proceeding brought against such Party in any such court. The Administrator hereby designates the individual listed in Section 13.2(a) to whom notice may be given on behalf of the Administrator as its true and lawful agent upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company. The Company hereby designates the individual listed in Section 13.2(b) to whom notice may be given on behalf of the Company as its true and lawful agent upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Administrator In the event any Party decides to change its designation of agent, it shall provide written notice to the other Parties. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any such action, suit or proceeding brought in any such court and any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party agrees that any final, nonappealable judgment in any such action, suit or proceeding brought in any such court shall be conclusive and binding upon such Party and may be enforced in any other courts to whose jurisdiction such Party may be subject, by suit upon such judgment.

(c)EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.7.

(d)Notwithstanding anything to the contrary in this Agreement, including Article X and Sections 13.7(a), (b) and (c), any dispute with respect to a Deficient Performance Notice, as to whether the deficient performance specified in such notice has occurred or has caused the Company to incur a material Loss or material adverse reputational harm or whether the Administrator has returned to compliance with respect to such deficient (whether as regards to policyholders, applicable Governmental

Authorities, or otherwise) performance, shall be resolved by arbitration as set forth in this Section 13.7(d).

(i)
Within thirty (30) days after the date of the Deficient Performance Notice, either Party may initiate arbitration pursuant to the expedited dispute resolution process described in this Section 13.7(d) by delivering notice of such Party’s initiation of arbitration to the other Party.

(ii)
Within two (2) Business Days after the initiation of arbitration pursuant to Section 13.7(d)(i), each Party shall make a written submission to the Initial Arbitrator selected in accordance with Section 11.6 of the Coinsurance Agreement of no more than five (5) pages (exclusive of any exhibits or affidavits), outlining the issues in dispute and the reasons for their respective positions. The written submissions shall be exchanged between the Parties at the same time they are submitted to the Initial Arbitrator. The sole function and power of the Initial Arbitrator shall be to, as applicable, (A) decide whether the deficient performance specified in the applicable Deficient Performance Notice has occurred, (B) decide whether, if such deficient performance has occurred, such deficient performance has caused the Company to incur a material Loss or material adverse reputational harm (whether as regards to policyholders, applicable Governmental Authorities, or otherwise) or (C) decide whether the Administrator has returned to compliance with respect to such deficient performance, in each case in accordance with the terms and provisions of this Agreement (each, a “Determination”). In making the Determination or Determinations, (A) the Initial Arbitrator shall be guided by the provisions of this Agreement and (B) insofar as not in conflict with the express terms of this Agreement, the Initial Arbitrator may consider that customs and practices of the long term care insurance industry in resolving any ambiguities inherent in whether a pattern and practice of materially deficient performance of the Administrator’s obligations hereunder determined by reference to the Business as a whole and not by reference to a specific Service has caused the Company to incur, or would reasonably be expected to cause the Company to incur, a material Loss or material adverse reputational harm or whether the Administrator has returned to compliance with respect to such deficient performance. In the absence of any such ambiguity, the express terms of this Agreement will control.

(iii)
The Parties shall instruct the Initial Arbitrator to make the applicable Determination or Determinations as soon as possible following the Parties’ submissions and, in any event, within thirty (30) days after receipt of the Parties’ submissions.

(iv)
The Parties shall share equally the costs of any arbitration brought pursuant to this Section 13.7(d); provided that each Party in such proceeding shall bear its own attorneys’ fees and litigation costs.

(v)
Notwithstanding that this Agreement shall be governed by the laws of the State of New York in accordance with Section 13.7, the rights and procedures applicable to any arbitration commenced under this Section 13.7(d) shall be governed by the Federal Arbitration Act.

(vi)	The location of all arbitration proceedings shall be New York, New York or shall be such other location as may be mutually agreed upon by the Parties.

(vii)
The dispute resolution provisions contemplated by this Section 13.7(d) shall be the Parties’ sole remedy with respect to the determination as to whether the deficient performance specified in a Deficient Performance Notice has occurred or has caused the Company to incur or would reasonably be expected to cause the Company to incur a material Loss or material adverse reputational harm (whether as regards to policyholders, applicable Governmental Authorities, or otherwise) or whether the Administrator has returned to compliance with respect to such deficient performance.

Section 13.8.    Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Preamble, Recitals, Article, Section, paragraph, Schedule and Exhibit are references to the Preamble, Recitals, Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) references to “$” mean, and all payments required to be made under this Agreement shall be required to be made in, U.S. dollars; (d) the word “including” and words of similar import means “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof,” “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section; (g) the headings are for reference purposes only and shall not affect in any way the meaning or interpretation of the Transaction Agreements; (h) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (i) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (j) references to any statute, listing rule, rule, standard, regulation or other law include a reference to the corresponding rules and regulations; (k) references to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section;

(l) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; and (m) references to any contract (including this Agreement) or organizational document are to the contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated.

Section 13.9.    No Third Party Beneficiaries. Except as otherwise expressly set forth in any provision of this Agreement, including with respect to the Company Indemnified Parties and the Administrator Indemnified Parties, nothing in this Agreement is intended or shall be construed to give any Person, other than the Parties, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 13.10.    Execution in Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission utilizing reasonable image scan technology shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 13.11.    Rules of Construction Incontestability. In consideration of the mutual covenants and agreements contained herein, each Party agrees that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each Party does hereby agree that it shall not contest the validity or enforceability hereof.

Section 13.12.    Treatment of Confidential Information.

(a)Each Party may come into possession or knowledge of Confidential Information (as defined below) of the other in connection with the obligations to be performed by such Party under this Agreement.

(b)“Confidential Information” with respect to a Party, means any and all information provided by, made available by or obtained on behalf of, such Party, any of its Affiliates or Representatives, on, before or after the date hereof, including, with respect to the Company, Non-Public Personal Information and all data relating to the contractholders of the Reinsured Policies (including their rights and obligations under the Reinsured Policies) which is required to be maintained, processed or generated by the Company in connection with administration of the Business; provided that Confidential Information does not include information that (i) is generally available to the public other than as a result of a disclosure by the receiving Party in violation of its confidentiality obligation, (ii) is independently developed by the receiving Party, its Affiliates or any of its Representatives without use or access to the disclosing Party’s Confidential Information, or (iii) is rightfully obtained by the receiving Party from a third party without, to the knowledge of the receiving Party, breach by such third party of a duty of confidentiality of any nature to the disclosing Party; provided that the foregoing exceptions shall not supersede the obligations of the receiving Party with respect to any Non-Public Personal Information. For the avoidance of doubt, as between the Company and the Administrator, Confidential Information of the Administrator includes the foregoing categories of information relating to the business or operations of, or provided by or on behalf of, any of the Administrator’s Third Party Administrators or Subcontractors, whether such information is provided to the Company on, before or after the date hereof.

(c)“Non-Public Personal Information” means any (i) personally identifiable information or data (including medical, financial, Regulated and Personal Information and other personal information) concerning or relating to the Company’s past, current or prospective applicants, customers, clients, employees, agents, suppliers, vendors, policy owners, contract holders, insureds, claimants, and beneficiaries of Business or contracts issued by the Company, and their representatives, (ii) any such personally identifiable information or data that the Administrator or its Representatives or Third Party Administrators or Subcontractors collect or derive from interactions with the Company’s past, current or prospective applicants, customers, clients, employees, agents, suppliers, vendors, policy owners, contract holders, insureds, claimants, and beneficiaries of Business, or (iii) an aggregation or a derivation thereof; provided that information that is otherwise publicly available shall not be considered “Non-Public Personal Information”.

(d)The Company and the Administrator agree to hold each other’s Confidential Information in strictest confidence and to take all reasonable steps to ensure that Confidential Information is not disclosed in any form by any means by such Party, its Affiliates or by any of its Representatives, retrocessionaires or Third Party Administrators or Subcontractors to third parties of any kind, other than the Representatives, retrocessionaires, or Third Party Administrators performing services for such Party who need access to such Confidential Information in the course and scope of providing such services, except as is authorized by the other Party in advance and in compliance with all Applicable Law. If any Confidential Information needs to be disclosed as required by Applicable Law or court order, the disclosing Party shall (if permitted by Applicable Law) provide prompt notice to the other Party prior to such disclosure so that such other Party may (at its expense) seek a protection order or other appropriate remedy which is necessary to protect its interest.

(e)The Administrator may disclose the Company’s Confidential Information to the Administrator’s Third Party Administrators or Subcontractors or its retrocessionaires with a reasonable need to know, subject to such Third Party

Administrator, Subcontractor or retrocessionaire first being obligated to confidentiality and limited use restrictions no less protective of the Company’s Confidential Information than the provisions in this Agreement. Further, the Company will negotiate in good faith and diligently to agree to additional confidentiality and limited use terms and conditions as may reasonably be required by the Administrator’s Third Party Administrators or Subcontractors whose confidential information may be disclosed to the Company in connection with the Services. Until such time as such additional confidentiality terms and conditions are agreed to in writing by the Company, the Administrator may be limited by its contractual obligations with its Third Party Administrators or Subcontractors in sharing certain Confidential Information with the Company.

(f)The Administrator (and its Third Party Administrators, Subcontractors and retrocessionaires) may use the Company’s Confidential Information; provided that such party shall establish and maintain safeguards against the unauthorized access, destruction, loss or alteration of the Company’s Confidential Information which are no less rigorous than those maintained by the Administrator (or such Third Party Administrator, Subcontractor or retrocessionaire) for its own information of a similar nature (but not less than using a reasonable standard of care), and in compliance with the terms of the Privacy and Security Addendum in the form attached as Exhibit C hereto.

(g)Further to the foregoing, the Administrator shall, and shall cause its Representatives, Affiliates, retrocessionaires, financing providers, Third Party Administrators and Subcontractors to, protect the confidentiality of the Company’s Confidential Information (including the Non-Public Personal Information) by:

(i)	holding all such information transmitted to them by or on behalf of the Company in strict confidence;

(ii)	maintaining appropriate measures that are designed to protect the security, integrity and confidentiality of such information;

(iii)	using such information solely in connection with carrying out the Administrator’s obligations under this Agreement;

(iv)	disclosing such information to third parties only as necessary to perform services under this Agreement; and

(v)
disclosing such information as may be required by Applicable Law or court order; provided that the Administrator (or its Third Party Administrator, Subcontractor or retrocessionaire) as applicable shall (if permitted by Applicable Law) provide prompt notice to the Company prior to such disclosure so that the Company may (at its expense) seek a protection order or other appropriate remedy which is necessary to protect its interest.

Section 13.13.    Status of Parties. This Agreement is not intended to create, nor will it be deemed or construed to create, any relationship between the Administrator, on the one hand, and the Company, on the other hand, other than that of independent entities contracting with each other solely for the purpose of effecting the provisions of this Agreement. Neither the Administrator, on the one hand, nor the Company, on the other hand, shall be construed to be the employer of the other.

Section 13.14.    Trademarks. Administrator hereby acknowledges that the Company has adopted and is using the names and marks listed on Schedule II hereto in connection with the Reinsured Policies (collectively, the “Licensed Names and Marks”). The Company and Administrator agree as follows:

(a)The Company hereby grants to the Administrator and Administrator hereby accepts a temporary, non-exclusive, non-transferable, royalty-free license to use the Licensed Names and Marks in connection with the Services, subject to the terms and conditions set forth in this Agreement. The Administrator is granted no rights to use the Licensed Names and Marks, other than those rights specifically described and expressly licensed in this Agreement and no right is granted hereunder for the use of the Licensed Names and Marks in connection with any services other than the Services. None of the rights licensed to the Administrator under this Section 13.14 may be assigned, sublicensed or otherwise transferred by the Administrator (other than sublicenses to Subcontractors to the extent necessary to perform the Services), nor shall such rights inure to the benefit of any trustee in bankruptcy, receiver or successor of the Administrator, whether by operation of law or otherwise, without the prior written consent of the Company, and any assignment, sublicense or other transfer without such consent shall be null and void.

(b)The Administrator agrees that it will use the Licensed Names and Marks as the Company used them prior to the date hereof and, otherwise, only in accordance with the performance and usage standards established by the Company applicable to such Licensed Names and Marks and communicated to Administrator (including coloring, relative sizing and positioning, and other graphic standards as prescribed by the Company), or as otherwise required or approved in advance by the Company. The Administrator shall have no right to use the Licensed Names and Marks in connection with advertisements, brochures, audio or visual presentations, or any other materials used in the sale or advertising of Administrator’s services. Upon request, the Administrator shall provide samples of any materials of the Administrator using one or more of the Licensed Names and Marks, and the Administrator shall immediately comply with any request by the Company to cease use of the Licensed Names and Marks the Company believes is not in compliance with this Section 13.14.

(c)The Administrator agrees not to use the Licensed Names and Marks in partial form without the prior written consent of the Company, which the Company may withhold at its sole discretion. The Administrator agrees not to adopt or use any trademarks, service mark, logo or design confusingly similar to any of the Licensed Names and Marks. It is understood that the Company retains the right, in its sole discretion, to modify the Licensed Names and Marks, upon reasonable prior notice to the Administrator.

(d)The Administrator recognizes the value of the goodwill associated with the Licensed Names and Marks and acknowledges that all rights therein and the goodwill attached thereto belong exclusively to the Company. All uses of the Licensed Names and Marks by the Administrator shall inure solely to the benefit of the Company and any registration of the Licensed Names and Marks shall be registered by the Company in its name, it being understood that the present license shall not in any way affect the ownership by the Company of the Licensed Names and Marks, each of which shall continue to be the exclusive property of the Company. At its option, the Company may, in its own name and at its own expense, maintain appropriate trademark and service mark protection for the Licensed Names and Marks. The Administrator shall not at any time during the term of this Agreement or at any time thereafter do or cause to be done any act contesting the validity of the Licensed Names and Marks, contesting or in any way impairing or tending to impair the Company’s entire right, title and interest in the Licensed Names and Marks and the registrations thereof or disparaging or otherwise adversely affecting the value of the Licensed Names and Marks or the reputation and goodwill of the Company. The Administrator shall not represent that it has any right, title or interest in the reputation and good will of the Licensed Names and Marks or the Company. The Administrator shall not represent that it has any right, title or interest in the Licensed Names and Marks other than the rights expressly granted by this Agreement.

(e)The right to institute and prosecute actions for infringement of the Licensed Names and Marks is reserved exclusively to the Company, and the Company shall have the right to join the Administrator in any such actions as a formal party. Any such action shall be conducted at the Company’s expense. The Administrator shall provide prompt written notice to the Company of any infringement or unauthorized use of the Licensed Names and Marks of which it is aware, and agrees to assist the Company at the Company’s expense in any such action brought by the Company. It is understood, however, that the Company is not obligated to institute and prosecute any such actions in any case in which it, in its sole judgment, may consider it inadvisable to do so.

(f)The agreements and covenants contained in this Section 13.14 shall continue in effect until such time as this Agreement is terminated pursuant to Article VII. As promptly after termination of this Agreement as is reasonably practicable, the Administrator shall discontinue all use of the Licensed Names and Marks (but in no event will such use extend beyond 90 calendar days after termination). Prior to any such termination, the Administrator shall take all commercially reasonable actions necessary to effect such discontinuance, including notifying contract owners, suppliers, service providers, regulatory agencies and other relevant Persons of the discontinuance. Upon termination, all of the Administrator’s rights to the Licensed Names and Marks shall revert to and continue to reside with and be owned exclusively by the Company.

Section 13.15.    Subcontracting. (a) The Administrator may subcontract the performance of any Services that the Administrator is to provide hereunderý to (i) one or more duly authorized and licensed Third Party Administrators upon prior written notice to the Company (a “Subcontractor”) and (ii) to any Affiliate; provided that no such subcontracting shall relieve the Administrator from any of its obligations or liabilities hereunder, and the Administrator shall remain responsible for all obligations or liabilities of such Subcontractor or Affiliate with respect to the providing of such Services as if provided by the Administrator.

(b) Notwithstanding the foregoing, the Administrator shall consult with the Company prior to subcontracting any material function or Service with respect to the administration of the Business to a Person who is not an Affiliate of the Administrator and shall provide to the Company reasonable opportunity and access to information as may be required to come to an informed view concerning the qualifications and capacity of the proposed Subcontractor and shall give due regard to the Company’s views and recommendations with respect thereto.
Section 13.16.    Conflict. In the event of any conflict between the terms of this Agreement and the Coinsurance Agreement, the terms of the Coinsurance Agreement shall control.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

BANKERS LIFE AND CASUALTY COMPANY

By:	/s/ Erik M. Helding
Name:	Erik M. Helding
Title:	Executive Vice President and Chief Financial Officer

WILTON REASSURANCE COMPANY

By:	/s/ Michael Fleitz
Name:	Michael Fleitz
Title:	Chief Executive Officer

[Signature Page to Administrative Services Agreement]

EXHIBIT A
SERVICES
(Omitted)

A-1

EXHIBIT B

EXCLUDED SERVICES
(Omitted)

B-1

EXHIBIT C

PRIVACY AND SECURITY ADDENDUM
(Omitted)

C-1

EXHIBIT D

REPORTS

(Omitted)

D-1

SCHEDULE I

Quarterly Representation Letter

(Omitted)

Sch I-1

SCHEDULE II

Names and Marks
(Omitted)

Sch II-1